SALE, ASSIGNMENT, ASSUMPTION
AND INDEMNIFICATION AGREEMENT

This Sale, Assignment, Assumption and Indemnification Agreement (the “Agreement”), dated as of the 8th day of February, 2007, by and between AMERASIA KHAN ENTERPRISES, LTD., a Nevada corporation (the “Seller”), and JOHNNY LEE (the “Buyer”) on the other hand:

W I T N E S S E T H:

WHEREAS, Seller owns the rights to certain graduation apparel, accounts receivables and related contracts (the “Assets”) and certain other assets (the “Other Assets”) listed on Schedule A attached hereto, and has certain liabilities and obligations, including, without limitation, those identified on Schedule B attached hereto (the “Identified Liabilities”);

WHEREAS, subject to the terms and conditions set forth in this Agreement, Seller desires to assign the Assets and sell the Other Assets to Buyer and Buyer wishes to obtain the Assets and purchase the Other Assets from Seller;

WHEREAS, subject to the terms and conditions set forth in this Agreement, Buyer has agreed to assume all of Seller’s liabilities as of the date hereof, including, without limitation, the Identified Liabilities, as partial consideration for the purchase and assignment described above;

WHEREAS, Seller, SZC Acquisition, Inc., Seller’s wholly-owned subsidiary (“Acquisition Corp.”), and SheildZone Corporation, a Utah corporation (“SheildZone”), intend to enter into an agreement and plan of merger, substantially in the form attached hereto as Schedule C, to be dated of even date herewith (the “Merger Agreement”), pursuant to which Seller shall acquire SheildZone through the merger of Acquisition Corp. with and into SheildZone, with SheildZone surviving the merger as a wholly-owned subsidiary of Seller (the “Merger”);

WHEREAS, the execution of this Agreement is a condition of the Merger; and

WHEREAS, since Seller’s incorporation, Buyer has served Seller as Seller’s president, chief executive officer, and as a director, Buyer has knowledge of all of Seller’s business, and, in connection with the Merger; and

WHEREAS, Buyer owns a significant interest in Seller, which interest is held by Seller in escrow for Buyer’s account; and

WHEREAS, in partial consideration of Seller’s assignment of the Assets and sale of the Other Assets to Buyer, Buyer has agreed to transfer all of such interest to Seller for cancellation;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth herein, the parties hereto hereby agree as follows:

1.  Sale, Assignment and Assumption.

(a)  In consideration of the payment of $10, the receipt of which is hereby acknowledged, Buyer’s assumption of the Liabilities (as defined below), and Buyer’s agreement to concurrently transfer Buyer’s entire interest in Seller to Seller for cancellation in accordance with the terms of this Agreement and certain escrow arrangements between Buyer and Seller, Seller hereby assigns the Assets to Buyer and sells, assigns, warrants, conveys and transfers all of the Other Assets to Buyer.

(b)  In partial consideration of the Assets and the Other Assets, Buyer hereby assumes (i) all of the Liabilities (as defined below) of Seller as of the date hereof and (ii) the due and prompt performance of all terms and conditions to be performed by Seller under any contracts, agreements or arrangements included in the Liabilities (as defined below).

(c)  For the purposes of this agreement, the term “Liabilities” shall mean (i) the Identified Liabilities and (ii) any other liabilities of Seller as of the date hereof, including, without limitation, any liability, debt, obligation, deficiency, tax, penalty, fine, claim, cause of action or other loss, damage, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.

2.  Representations, Warranties, Covenants and Agreements of Buyer.

(a)  Buyer represents that the Identified Liabilities listed on Schedule B attached hereto are the only Liabilities of Seller outstanding on the date hereof and that there are no Liabilities of Seller not identified on Schedule B attached hereto.

(b)  Buyer shall indemnify and hold harmless Seller, and shall reimburse the Seller for, any loss, liability, claim, obligation, cost, damage, expense (including, but not limited to, costs of investigation and defense and attorneys’ fees) or diminution of value (collectively, “Claims”) included in, related to, as a result of, arising from or in connection with (a) the Liabilities, (b) any inaccuracy in any of the representations and warranties of Buyer in this Agreement, (c) any failure by Buyer to perform or comply in any respect with any covenant or agreement in this Agreement, or (d) any claim relating to or arising out of any Liabilities. Buyer hereby agrees to defend Seller at Buyer’s expense from and against any such Claims, and Buyer hereby releases and forever discharges Seller from any loss, liability, claim, obligation, cost, damage, expense (including, but not limited to, costs of investigation and defense and attorneys’ fees) or diminution of value with respect to any such Claims.

3.  Release; Further Agreements of Buyer.

(a)  Buyer, on behalf of himself, his spouse, heirs, agents, attorneys, representatives and assigns, hereby fully, forever, irrevocably and unconditionally releases, remises and discharges Seller, its current and future officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, agents and employees (each in their individual and corporate capacities) (hereinafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that Buyer ever had, now has or may in the future have (whether known or unknown, accrued, contingent, or liquidated) against the Released Parties, including without limitation as may arise out of this Agreement, the Merger Agreement, the escrow arrangements between Buyer and Seller regarding, or the transfer or cancellation of Buyer’s ownership interest in Seller, Buyer’s employment with Seller and the termination thereof (including a claim for retaliation); any claims based on statute, regulation, ordinance; all common law claims including, but not limited to, actions in tort, defamation and breach of contract; any claims arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), or any other federal, state, or local law relating to employment discrimination, harassment, or retaliation; any claims relating to wages, compensation, or benefits; and any related claims for attorney's fees.

(b)  Buyer agrees not to file a lawsuit in any court of the United States or Canada or any state or province thereof, as applicable, concerning any matter released in this Agreement or from participating in any investigation or proceeding conducted by any state or federal agency regarding any released claim. By signing this Agreement, Buyer acknowledges that Buyer is waiving his right to money damages and any other relief should any agency pursue claims on Buyer’s behalf arising out of or relating to Buyer’s employment with and/or separation from Seller. Buyer agrees to keep confidential all non-public information concerning Seller that Buyer acquired during the course of Buyer’s employment with Seller. Buyer further agrees that Buyer shall not make any false, disparaging or derogatory statements regarding the Seller, Seller’s prospects or any of Seller’s current or future directors, officers, employees, agents or representatives or about the Seller’s business affairs and financial condition.

4.  Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Nevada applicable to contracts executed in and to be performed solely within such State.

5.  Amendment and Waiver. This Agreement may not be amended, and no provision hereof shall be waived, except by a writing signed by the parties hereto or in the case of a waiver by the party waiving compliance therewith, which states that it is intended to amend or waive a provision of this Agreement. Any waiver of any right or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement waive any rights or failure to act in any other instance, whether or not similar.

6.  Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or prohibited by an applicable law, this Agreement shall be considered divisible as to such provision, which shall be inoperative, and the remainder of this Agreement shall be valid and binding as though such provision were not included herein.

7.  Counterparts. This Agreement may be executed in two or more counterparts with the same effect as if the signatures to all such counterparts were upon the same instrument, and all such counterparts shall constitute but one instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SELLER:

AMERASIA KHAN ENTERPRISES, LTD.

By: _______________________
Name: DAVID HO
Title: Sec and Director

BUYER:

_______________________
JOHNNY LEE

Exhibit A

•
All of Seller’s Assets identified in Seller’s Interim Financial Statements included in Seller’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2006, filed with the U.S. Securities and Exchange Commission on November 14, 2006.

Exhibit B

Identified Liabilities

•
All of Seller’s liabilities identified in Seller’s Interim Financial Statements included in Seller’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2006, filed with the U.S. Securities and Exchange Commission on November 14, 2006.

•	Any current liabilities incurred and obligations under agreements entered into in the usual and ordinary course of business, consistent with past practice, since September 30, 2006.